FORM 5

/ /  Check box if no longer                              OMB APPROVAL
     subject to Section 16.                          OMB NUMBER: 3235-0362
     Form 4 or Form 5                             EXPIRES: SEPTEMBER 30, 1998
     obligations may continue.                      ESTIMATED AVERAGE BURDEN
     See Instruction 1(b)                            HOURS PER RESPONSE 1.0

/ /  Form 3 Holdings Reported

/ /  Form 4 Transactions Reported


                          U.S. SECURITIES AND EXCHANGE
                                   COMMISSION
                             Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


1.   Name and Address of Reporting Person*

     Kopp                            Larry                     S.
     (Last)                         (First)                   (Middle)

     2023 Narrows View Circle, B-212
     (Street)

     Gig Harbor                    Washington                   98335
     (City)                         (State)                     (Zip)

2.   Issuer Name and Ticker or Trading Symbol

     Financial Services Acquisition Corporation
     (Common Stock:  "FSAT"; Series A Warrants:  "FSATW")

3.   IRS or Social Security Number of Reporting Person (Voluntary)

4.   Statement for Month/Year

     12/96

5.   If Amendment, Date of Original (Month/Year)

6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

     ( X )  Director                              (   )  10% Owner
     (   )  Officer (give title below)            (   )  Other (specify below)


7.   Individual or Joint/Group Filing (Check applicable line)

     ( X )  Form filed by One Reporting Person
     (   )  Form filed by More than One Reporting Person

* If Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

                           (Print or Type Responses)                    Page 1

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security                  2.  Transaction Date     3.  Transaction Code  4.  Securities Acquired (A) or
    (Instr. 3)                             (Month/Day/Year)         (Instr. 8)            Disposed of (D)
                                                                                          (Instr. 3, 4 and 5)
                                                                                      -------------------------------------------
                                                                                          Amount       (A) or (D)       Price
-------------------------------------  -----------------------  --------------------  -------------  -------------  -------------
a.  Common Stock, par value $.001
-------------------------------------  -----------------------  --------------------  -------------  -------------  -------------

b.
-------------------------------------  -----------------------  --------------------  -------------  -------------  -------------

c.
-------------------------------------  -----------------------  --------------------  -------------  -------------  -------------

d.
-------------------------------------  -----------------------  --------------------  -------------  -------------  -------------

e.
-------------------------------------  -----------------------  --------------------  -------------  -------------  -------------

f.
-------------------------------------  -----------------------  --------------------  -------------  -------------  -------------

5.  Amount of Securities Beneficially       6.  Ownership Form:                 7.  Nature of Indirect
    Owned at End of Issuer's Fiscal Year        Direct (D) or Indirect (I)          Beneficial Ownership
    (Instr. 3 and 4)                            (Instr. 4)                          (Instr. 4)

------------------------------------------  ----------------------------------  ----------------------------------
a.                  33,000                                 D
------------------------------------------  ----------------------------------  ----------------------------------

b.
------------------------------------------  ----------------------------------  ----------------------------------

c.
------------------------------------------  ----------------------------------  ----------------------------------

d.
------------------------------------------  ----------------------------------  ----------------------------------

e.
------------------------------------------  ----------------------------------  ----------------------------------

f.
------------------------------------------  ----------------------------------  ----------------------------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)                    Page 2

                           Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g, puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security   2. Conversion or    3. Transaction Date   4. Transaction   5. Number of Derivative Securities
   (Instr. 3)                        Exercise Price      (Month/Day/Year)      Code             Acquired (A) or Disposed of (D)
                                     of Derivative                             (Instr. 8)       (Instr. 3, 4 and 5)
                                     Security                                                ----------------------------------
                                                                                                    (A)               (D)
---------------------------------  -----------------  --------------------  ---------------  ----------------- ----------------
a. Series A Redeemable Common             $5.00
   Stock Purchase Warrants
---------------------------------  -----------------  --------------------  ---------------  ----------------- ----------------

b. Options - Right to Buy                 $5.00               (1)                  A              10,000
---------------------------------  -----------------  --------------------  ---------------  ----------------- ----------------

c.
---------------------------------  -----------------  --------------------  ---------------  ----------------- ----------------

d.
---------------------------------  -----------------  --------------------  ---------------  ----------------- ----------------

e.
---------------------------------  -----------------  --------------------  ---------------  ----------------- ----------------

f.
---------------------------------  -----------------  --------------------  ---------------  ----------------- ----------------


6. Date Exercisable         7. Title and Amount of Underlying   8. Price of    9. Number of     10. Ownership    11. Nature of
   and Expiration              Securities                          Derivative     Derivative        Form of          Indirect
   Date                        (Instr. 3 and 4)                    Security       Securities        Derivative       Beneficial
   (Month/Day/Year)                                                (Instr. 5)     Beneficially      Security:        Ownership
---------------------------  ---------------------------------                    Owned at          Direct (D)       (Instr. 4)
Date            Expiration         Title         Amount or                        End of Year       or Indirect
Exercisable     Date                             Number of                        (Instr. 4)        (I)
                                                 Shares
--------------- -----------  -----------------  --------------  --------------  --------------  ---------------  --------------
a. Immediate     11/30/01     Common Stock         21,000                            21,000            D
--------------- -----------  -----------------  --------------  --------------  --------------  ---------------  --------------

b.    (1)        08/26/06     Common Stock         10,000                            10,000            D
--------------- -----------  -----------------  --------------  --------------  --------------  ---------------  --------------

c.
--------------- -----------  -----------------  --------------  --------------  --------------  ---------------  --------------

d.
--------------- -----------  -----------------  --------------  --------------  --------------  ---------------  --------------

e.
--------------- -----------  -----------------  --------------  --------------  --------------  ---------------  --------------

f.
--------------- -----------  -----------------  --------------  --------------  --------------  ---------------  --------------

Explanation of Responses:

(1) Options were all granted on August 27, 1996 under the issuer's 1996 stock option plan and have 10 year terms (unless the reporting person's service as a director of the issuer terminates earlier). 50% of the options become exercisable 6 months from the date of grant and 50% of the options become exercisable 1 year from the date of grant.


/s/ Larry S. Kopp                                       February 14, 1997
---------------------------------                       ----------------------
** Signature of Reporting Person                                 Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                           (Print or Type Responses)                    Page 3